                           SECOND AMENDED AND RESTATED
                         AGREEMENT FOR PURCHASE AND SALE
                        OF THE ASSETS OF THE OEM BUSINESS

                                       OF
                        INTERNATIONAL JENSEN INCORPORATED
                                   ("SELLER")
                                    BY AND TO
                              IJI ACQUISITION CORP.
                                  ("PURCHASER")

                           SECOND AMENDED AND RESTATED
                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     THIS SECOND AMENDED AND RESTATED AGREEMENT (this "Agreement"), dated as of the 3rd day of January, 1996, is made by and between INTERNATIONAL JENSEN INCORPORATED, a Delaware corporation (hereinafter referred to as "Seller"), FUJICONE, INC., a Delaware corporation (hereinafter referred to as "FujiCone"), and IJI ACQUISITION CORP., an Illinois corporation (hereinafter referred to as "Purchaser").


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE AND SALE. In consideration of the purchase price and the assumption by Purchaser of the "Assumed Liabilities" as defined in Section 1.4, and subject to the terms and conditions set forth in this Agreement, Seller will sell to Purchaser and Purchaser will purchase from Seller, at the Closing Date (as hereinafter defined), all or substantially all of the assets of Seller's original equipment manufacturer's business (the "OEM Business") as a going concern, as the same are more specifically set forth in Section 1.2 hereof. For purposes of this Agreement, the OEM Business consists of the business associated with and the assets comprising (i) the loudspeaker assembly plant facility and operations in Lumberton, North Carolina, (ii) the metal and plastic parts manufacturing/home loudspeaker assembly plant facility and operations in Punxsutawney, Pennsylvania, (iii) the magnet manufacturing and general offices of the General Magnetic division in Dallas, Texas, (iv) the cone manufacturing and general offices of FujiCone in Clinton, North Carolina, (v) the OEM value-add facility in Livonia, Michigan, (vi) the Bingham Farms, Michigan sales office, and (vii) the original equipment manufacturing portion of the engineering, research and development center and distribution facility in Schiller Park, Illinois (but only to the extent such operation can be bifurcated).

     1.2 PURCHASED ASSETS. The assets to be purchased are all of Seller's assets, properties and rights (real and personal, tangible and intangible) to the extent owned or used in the conduct of the OEM Business on November 30, 1995 (the "Financial Statement Date") and all of Seller's assets, properties and rights (real and personal, tangible and intangible) acquired after said date to the extent owned by Seller or used by Seller in the conduct of the OEM Business on the Closing Date except for those assets which have since been sold, transferred or disposed of in the ordinary and regular course of business and except for the "Excluded Assets" (as defined in Section 1.6) (hereinafter collectively referred to as the "Purchased Assets"). To the extent assets owned or used by Seller are used in both the conduct of the OEM Business and other businesses of Seller ("Joint Use Property"), the parties shall endeavor to agree on an appropriate bifurcation or other allocation of such Joint Use Property; to the extent that the parties cannot agree on such bifurcation or allocation by the Closing Date, Seller shall retain such Joint Use Property subject to Purchaser's right of reasonable access and/or use. The Purchased Assets shall include, without limitation, the following (subject, however, to the provisions set forth above regarding Joint Use Property) at the Closing Date:

          1.2.1 All of Seller's right, title and interest (including leasehold interests as tenant, if any) in the lands, buildings and any and all improvements thereon pertaining to the OEM Business to the extent noted in
Exhibit 1.2.1 hereto.

          1.2.2 All of Seller's machinery, equipment, patterns, tools, dies, furniture, office equipment, vehicles, fixtures, telephone numbers (toll-free and others) and other personal property and all of Seller's fixed assets pertaining to the OEM Business. A schedule thereof as of the Financial Statement Date is set forth on Exhibit 1.2.2.

          1.2.3 All of Seller's accounts receivable and all other receivables of any other kind pertaining to the OEM Business. A schedule thereof as of the Financial Statement Date is set forth on Exhibit 1.2.3.

          1.2.4 All of FujiCone's assets, properties and rights (real and personal, tangible and intangible) to the extent owned by FujiCone in the conduct of its business as of the Financial Statement Date and all of FujiCone's assets, properties and rights (real and personal, tangible and intangible) acquired after said date to the extent owned by FujiCone or used by FujiCone in the conduct of its business on the Closing Date except for those assets which have since been sold, transferred or disposed of in the ordinary and regular course of business and except for the "Excluded Assets" (as defined in Section 1.6), but including, without limitation, as assets to be transferred all of FujiCone's interests and rights to the FujiCone name and any common law and/or registered trade names, trademarks and service marks relating or pertaining to the FujiCone name.

          1.2.5 All of Seller's books, financial and business records, insurance policies and any claims and credits thereunder pertaining exclusively to the OEM Business. Seller shall retain ownership of all books, financial and business records, insurance policies and any claims and credits thereunder to the extent not exclusively pertaining to the OEM Business, which shall be held for the benefit of each of Seller and Purchaser as their interests may appear and as to which Seller shall give Purchaser reasonable access.

          1.2.6 All inventories and other supplies pertaining to the OEM Business on hand or at third party premises or in transit, including raw materials, work in process and finished goods, and including any rights of Seller to warranties received from suppliers. A schedule thereof as of the Financial Statement Date is set forth on Exhibit 1.2.6.

          1.2.7 All of Seller's interests and rights to the corporate name "International Jensen Incorporated" and the trade name "IJI" (for purposes of corporate identification only), patents, copyrights, tradenames, service marks, product designations, trade secrets, formulae, processes, know-how and other intellectual property to the extent pertaining exclusively to the OEM Business and set forth on Exhibit 1.2.7 ("Proprietary Rights") and all registrations, applications, assignments, amendments, research, development, updates and modifications pertaining thereto and all drawings, art work, designs, printing plates, dies, molds, samples and the like exclusively related thereto. To the extent the Proprietary Rights are currently used for both the OEM Business and other businesses of Seller, Seller shall retain ownership of such

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rights (other than ownership of the corporate name International Jensen
Incorporated and the IJI trade name for purposes of corporate identification) subject to a perpetual nonassignable royalty-free worldwide license to Purchaser; provided, however, that Seller's trademarks shall be licensed to Purchaser as provided in Section 6.8.

          1.2.8 All of Seller's right, title and interest in franchises, licenses, permits, options and any inventions, developments and ideas to the extent pertaining to the OEM Business and to the extent assignable or sublicenseable. If such rights are not assignable or licensable, the parties shall cooperate to effect an appropriate written agreement regarding the sharing of such rights. A schedule of such rights, whether assignable or sublicenseable, as of the Financial Statement Date is set forth on
Exhibit 1.2.8.

          1.2.9 All of Seller's rights and privileges arising from Seller's unshipped orders, prepaid expenses (including all insurance prepayments and rights to refunds thereof), prepayments, deposits, customer contracts, customer lists, outstanding offers, sales records, advertising materials, and all agreements for the sale, purchase or lease of goods or services, and all other contracts, agreements, assets and things of value beneficially owned as of the date of this Agreement or acquired by Seller at or before the Closing Date, whether tangible or intangible, real or personal, inchoate, partial or complete, fixed or contingent, of every kind and description and wherever situated to the extent pertaining to the OEM Business.

          1.2.10 All of Seller's right, title and interest in and to the assets comprising Seller's travel agency business.

     1.3  PURCHASE PRICE.

          (a) Subject to the terms and conditions of this Agreement, the adjustments set forth herein and the transaction described in Section 1.8 hereof, if any, Purchaser agrees to pay to Seller at the Closing an aggregate purchase price of $16,537,000, as it may be modified pursuant to this Agreement (the "Purchase Price") by delivery of a certified or cashier's check or funds by wire transfer to Seller's account.

          (b) The Purchase Price shall be increased or decreased, as the case may be, on a dollar for dollar basis, to the extent that on the Closing Date the "Pro Forma Shaw Payment," calculated utilizing the most recently available Return on Investment Capital ("ROIC") balance sheet in consideration of the transaction contemplated in Section 1.8, and in a manner consistent with
Exhibit 1.3 attached hereto is more or less than $16,537,000. The "Pro Forma Shaw Payment" is the amount deemed to be due by Purchaser to Seller as of the Closing Date. If the "Pro Forma Shaw Payment" exceeds $16,537,000, then Purchaser shall have until thirty (30) days after the Closing to pay that portion of the Purchase Price which exceeds $16,537,000. If the "Pro Forma Shaw Payment" is less than $16,537,000, then Purchaser shall pay such lesser amount on the Closing Date. Sixty (60) days after the Closing, the parties shall prepare an actual ROIC balance sheet as of the Closing Date which shall calculate the final actual Purchase Price ("Final Purchase Price") in consideration of the transaction contemplated in Section 1.8, if any, and in a manner consistent with Exhibit 1.3.

Any payments due either party after the preparation of the actual ROIC balance sheet shall be made within thirty (30) days after the actual calculation of the amount due. If the parties disagree as to the calculation of the Final Purchase Price based upon the ROIC balance sheet as of the Closing Date, each party shall submit a calculation of the Final Purchase Price with supporting documentation to an accounting firm mutually acceptable to the parties (the "accounting firm"). The accounting firm shall determine the amount of the Final Purchase Price in accordance with the terms of this
Section 1.3 and Exhibit 1.3. The determination of the Final Purchase Price by the accounting firm shall be made within ninety (90) days of submission of the calculation to it and shall be binding upon the parties. Any payments due to a party after the determination of the accounting firm shall be made within thirty (30) days after such determination. The cost of such accounting firm will be shared equally by the parties.

     The "Pro Forma Shaw Payment" and the Final Purchase Price shall be calculated in accordance with and in a manner consistent with the ROIC balance sheet set forth on Exhibit 1.3. As set forth on Exhibit 1.3, the "Pro Forma Shaw Payment" and the Final Purchase Price shall be calculated as follows:
(i) ROIC Equity (as that term is defined and calculated in a manner consistent with Exhibit 1.3) for the OEM Business (plus or minus, as applicable, accrued Seller corporate accounts attributable to the operations of the OEM Business); less (ii) a discount of $10,063,000. For purposes of illustration and guidance,
Exhibit 1.3 sets forth the calculation of the "Pro Forma Shaw Payment" for the months ended 10/95, 11/95, 12/95, 1/96, 2/96 and 3/96. Seller represents that the "Pro Forma Shaw Payment" for each month-end as set forth on Exhibit 1.3 is true and correct and based on such representation, the parties agree that the "Pro Forma Shaw Payment" shall be based on the most recent available ROIC balance sheet and the Final Purchase Price calculation shall be made on the basis of the actual ROIC balance sheet on the day of Closing in a manner consistent with Exhibit 1.3.

          (c) In the event the parties elect to sell the accounts receivable for the OEM Business as described in Section 1.8 hereof, the parties shall calculate the "Pro Forma Shaw Payment" and the "Final Purchase Price" in a manner consistent with subsection (b) above, provided that the "Pro Forma Shaw Payment" shall be reduced by the face amount of the accounts receivable sold to a third party. In addition, the "Final Purchase Price" shall be increased by any amounts paid by Seller to the purchaser of the accounts receivable subsequent to the sale of such accounts receivable, pursuant to the terms of that transaction.

     1.4 ASSUMPTION OF LIABILITIES. Provided that the transactions herein contemplated are consummated, and as a precondition of the sale of the Purchased Assets to Purchaser, Purchaser will assume and discharge, and will indemnify Seller against all liabilities (whether known or unknown, matured or unmatured, absolute or contingent, or otherwise) associated with, pertaining to, arising out of, connected with or relating to the conduct of the OEM Business or the Purchased Assets other than the Excluded Liabilities listed in Section 1.5 (the "Assumed Liabilities"), including the following:

          (a) all liabilities of Seller pertaining to the OEM Business shown in the 1995 Seller Financial Statements (as defined in Section 2.5), except for federal, state and local income taxes of Seller (including FujiCone) which shall be Excluded Liabilities;

          (b) any products liability (related to OEM Business products sold to customers other than those customers in the markets listed in Paragraph 1(a) of
Exhibit 6.7 prior to the Closing), liability arising from or relating to Environmental Laws (as defined herein) or other environmental matters, liability for violations of laws (including customs laws), liability for termination of employees working exclusively or primarily for the OEM Business prior to or after the Closing (provided, however, that the outstanding balance of the severance payments to be made to Donald J. Cowie and James B. Ross at Closing shall be allocated between Seller and Purchaser in proportion to the percentage of sales of the OEM Business and the non-OEM Business for the fiscal year ended February 29, 1996 (the "Cowie/Ross Severance Payment")), or any other liabilities in each case pertaining to, associated with, arising out of, connected with or related to the conduct of the OEM Business (including acts or omissions) prior to and after the Closing Date; and

          (c) liabilities and obligations incurred by Seller in the ordinary course of the OEM Business prior to the Financial Statement Date, between the Financial Statement Date and the Closing Date and after the Closing Date under leases, contracts, purchase orders, sales commitments, and outstanding offers for purchase or sale or guarantees.

     1.5 EXCLUDED LIABILITIES. Purchaser shall not be responsible for the following liabilities (whether known or unknown, matured or unmatured, absolute or contingent, or otherwise) (the "Excluded Liabilities"):

          (a) liabilities incurred by Seller and FujiCone in connection with this Agreement and the transactions contemplated herein as set forth in
Section 12.3(a);

          (b) any liability of Seller insured against to the extent such liability is paid by an insurer and does not thereby result in an increase in Seller's premiums;

          (c) any liability or obligation of Seller with respect to any Excluded Asset;

          (d) any federal, state or local income tax liability of Seller and FujiCone;

          (e) any liability or obligation of Seller pertaining to, associated with, arising out of, connected with or related to any of Seller's employee benefit plans (other than the FujiCone benefit plans);

          (f)  Seller's share of the Cowie/Ross Severance Payment;

          (g) Note Agreement by and between Seller and Connecticut Mutual Life Insurance Company; and

          (h) Credit Agreement by and between Seller and Harris Trust and Savings Bank.

     1.6  EXCLUDED ASSETS.  The term "Excluded Assets" shall mean:

          (a)  cash and cash equivalents pertaining to Seller's OEM Business;

          (b) Leases for the leased facilities located in Lincolnshire, Illinois and Schiller Park, Illinois;

          (c) any right, title and interest in and to any of Seller's registered trademarks and other intellectual property not pertaining to the OEM Business; and

          (d) any other asset of Seller to the extent that it does not pertain to Seller's OEM Business.

     1.7 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be attributed to the Purchased Assets according to their respective fair market values as of the Closing in conformity with the applicable provisions of the Internal Revenue Code of 1986, as amended, governing transactions of this type as determined by mutual agreement of the parties on or before the Closing.

     1.8 INDEPENDENT ACCOUNTS RECEIVABLE TRANSACTION. Notwithstanding anything to the contrary contained in this Agreement, the parties shall have the right to designate a purchaser for all or any portion of Seller's accounts receivable related to the OEM Business at any time prior to the Closing, which accounts receivable sale shall take place prior to or simultaneous with the Closing Date. In the event a purchaser is designated to purchase all or any portion of Seller's accounts receivable related to the OEM Business as provided in this
Section 1.8 and such purchase is consummated upon terms and conditions acceptable to the parties, then: (i) those accounts receivable which are not purchased by Purchaser shall not be "Purchased Assets," but shall be "Excluded Assets" for all purposes of this Agreement, including, without limitation, the provisions of Section 1.4 (Assumption of Liabilities) and Section 11.2 (Indemnification by Purchaser); and (ii) the "Pro Forma Shaw Payment" and the Final Purchase Price shall be calculated in accordance with Section 1.3(c) above.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser, as follows:

     2.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on the OEM Business as it is now being conducted. Seller is qualified to do the OEM Business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the OEM Business makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the OEM Business; (financial or other), results of operations or prospects of Seller and its subsidiaries as related to the OEM Business, taken as a whole
(a "Seller Material Adverse Effect"). True and complete copies of Seller's Certificate of Incorporation and By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser.

     2.2 TITLE AND RELATED MATTERS. Except as set forth in Section 2.2 of Seller's Disclosure Schedule, Seller has good and marketable title to all of the properties and assets owned or used in the conduct of the OEM Business whether reflected in the Seller Financial Statements or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices) including, without limitation, the specific assets referred to in paragraphs (a), (b) and (c) below, free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character, except as reflected in the 1995 Seller Financial Statements. Seller owns or leases, directly or indirectly, all of such assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on its OEM Business, and its OEM Business operations as presently conducted.

          (a) REAL PROPERTY. Seller does not currently have, and in the past has not had, any interest (as owner, tenant or otherwise) in any real property related to the OEM Business except as disclosed in Section 2.2(a) of Seller's Disclosure Statement.

          (b) PERSONAL PROPERTY. Seller has good and marketable title to all the personal property and assets, tangible or intangible, related to the OEM Business shown in the 1995 Seller Financial Statements, except to the extent sold or disposed of in transactions entered into in the ordinary course of business consistent with past practices since the Financial Statement Date. The personal property related to the OEM Business in the aggregate is in good condition and working order, and each individual item of such personal property which would cost in excess of $10,000 to replace is in good condition and working order. None of such assets are subject to any (i) contracts of sale or lease, except contracts for the sale of inventory in the ordinary and regular course of business; or (ii) security interests, encumbrances, liens or charges of any kind or character, except as set forth in Section 2.2(a) of Seller's Disclosure Statement. Except as set forth in Section 2.2(a) of Seller's Disclosure Statement, there are no lease restrictions with respect to the personal property leased by Seller related to the OEM Business.

          (c) INVENTORIES. In addition to subsection (b) of this Section, the inventories of Seller related to the OEM Business included in the Seller Financial Statements, to be included on interim balance sheets provided pursuant to Section 4.8 and owned by Seller on the Closing Date: (i) are valued with respect to each category of inventory at the lower of cost (on a LIFO basis) or market; and (ii) do not include any items which are below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or saleable in the normal course of the OEM Business as currently conducted within normal inventory "turn" experience, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. Seller has the proper amount of inventories to conduct the OEM Business consistent with past practices. There has not been since the Financial Statement Date any provision for markdowns or shrinkage with respect to inventories of the OEM Business other than in the ordinary and regular course of business consistent with past activities or as otherwise consented to by Purchaser.

          (d) NO DISPOSITION OF ASSETS. There has not been since the Financial Statement Date any sale, lease or any other disposition or distribution by Seller of any of the assets or properties of the OEM Business and any other assets of the OEM Business now or hereafter owned by Seller, except transactions in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Purchaser.

     2.3  SUBSIDIARIES.   FujiCone is a corporation duly organized, validly
existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. FujiCone is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Seller Material Adverse Effect. Except as set forth in Section 2.3 of Seller's Disclosure Schedule or in Seller's Annual Report on Form 10-K for the year ended February 28, 1995 or the exhibits and schedules thereto (the "Seller 10-K") and, together with any reports filed by Seller with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the Seller 10-K and prior to the date of this Agreement (the "Seller 1995 Reports"), Seller owns directly or indirectly all of the issued and outstanding shares of the capital stock of FujiCone. Except as set forth in Section 2.3 of Seller's Disclosure Schedule or in the Seller 1995 Reports, there are no outstanding Subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock of any subsidiary of Seller, including any right of conversion or exchange under any outstanding security, instrument or agreement. Section 2.3 of Seller's Disclosure Schedule sets forth a list of all material corporations, partnerships, joint ventures and other business entities in which Seller or any of its subsidiaries directly or indirectly owns an interest which are involved in the OEM Business, and such subsidiaries' direct and indirect share, partnership or other ownership interest of each such entity. FujiCone is the only subsidiary of Seller which, directly or indirectly, conducts or is involved in the OEM Business.

     2.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

          (a) Seller has full corporate power and authority to enter into this Agreement and, subject to Seller Stockholders' Approval (as defined in Section 2.21) and the Seller Required Approvals (as defined in Section 2.4(c)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby, except for the Seller Stockholders' Approval and the obtaining of the Seller Required Approvals. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding agreement of Seller enforceable against it in accordance with its terms.

          (b) Except as set forth in Section 2.4(b) of Seller's Disclosure Schedule, the execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or By-Laws of Seller or any of its subsidiaries,
(ii) subject to obtaining the Seller Required Approvals and the receipt of the Seller Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Seller or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Seller or any of its subsidiaries is now a party or by which Seller or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Seller Material Adverse Effect.

          (c) Except for the filing of the Proxy Statement (as hereinafter defined) with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") (the "Seller Required Approval"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     2.5 REPORTS AND FINANCIAL STATEMENTS. Since February 28, 1995, Seller and each of its subsidiaries required to make filings under the Securities Act, the Exchange Act and applicable state laws and regulations, as the case may be, have filed all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them under each of the Securities Act, the Exchange Act, applicable laws and regulations of Seller's and its subsidiaries' jurisdictions of incorporation and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Seller has previously delivered to Purchaser true and complete copies of its (a) Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Immediate Reports on Form 8-K filed by Seller or any of its subsidiaries with the SEC from February 28, 1992, until the date hereof,
(b) proxy and information statements relating to all meetings of its stockholders (whether annual or special) and actions by written consent in lieu of a stockholders' meeting from February 28, 1992 until the date hereof, (c) all other reports or registration statements filed by Seller with the SEC from February 28, 1992 until the date hereof (collectively, the "Seller SEC Reports"), and (d) the audited consolidated financial statements of Seller for the fiscal year ended February 28, 1995 and its unaudited consolidated financial statements for the nine months ended November 30, 1995 (the "Nine Month Seller Financial Statements") (collectively the "1995 Seller Financial Statements").
As of their respective dates, the Seller SEC Reports and the 1995 Seller Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Seller included in the Seller SEC Reports and the 1995 Seller Financial Statements (collectively, the "Seller Financial Statements") fairly represent the financial position of Seller and its subsidiaries related to the OEM Business as of the dates thereof and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto, subject in the case of the unaudited interim financial statements, to the normal year-end and audit adjustments and any other adjustments described therein.

     2.6  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
Section 2.6 of Seller's Disclosure Schedule or in the Seller 1995 Reports, neither Seller nor any of its subsidiaries had at February 28, 1995, or has incurred since that date, any liabilities or obligations related to the OEM Business (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are accrued or reserved against in the 1995 Seller Financial Statements or reflected in the notes thereto or (b) which were incurred after February 28, 1995, and were incurred in the ordinary course of business and consistent with past practices and, in either case, except for any such liabilities, obligations or contingencies which (i) would not, in the aggregate have a Seller Material Adverse Effect or (ii) have been discharged or paid in full prior to the date hereof.

     2.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 2.7 of Seller's Disclosure Schedule or in the Seller 1995 Reports, since February 28, 1995 there has not been any material adverse change in the OEM Business (including, without limitation, any actual or threatened loss of significant customers or any cancellation or threatened cancellation of any orders with an aggregate value of $500,000 or more), operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Seller and its subsidiaries, taken as a whole, and Seller and its subsidiaries have in all material respects conducted the OEM Business in the ordinary course consistent with past practice.

     2.8 LITIGATION. Except as disclosed in the Seller 1995 Reports, the 1995 Seller Financial Statements, or Section 2.8 of Seller's Disclosure Schedule,
(a) there are no claims, suits, actions or proceedings pending or, to the knowledge of Seller, threatened, nor to the knowledge of Seller are there any investigations or reviews pending or threatened, against, relating to or affecting Seller or any of its subsidiaries related to the OEM Business, which, if adversely determined, would have a Seller Material Adverse Effect; (b) there have not been any developments since the date of the Seller 10-K with respect to such claims, suits, actions, proceedings, investigations or reviews which, individually or in the aggregate, may have a Seller Material Adverse Effect; and
(c) except as contemplated by the Seller Required Approvals, neither Seller nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or may have a Seller Material Adverse Effect.

     2.9 PROXY STATEMENT. The proxy statement to be distributed in connection with the Seller stockholders' meeting (the "Proxy Statement") will not at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of the Seller stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement or any amendment or supplement thereto or any earlier communication to stockholders of Seller with respect to the transactions contemplated by this Agreement. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by Seller with respect to information supplied by Purchaser specifically for inclusion in the Proxy Statement.

     2.10 NO VIOLATION OF LAW. Except as set forth in Section 2.10 of Seller's Disclosure Schedule, neither Seller nor any of its subsidiaries is in violation of, or, to the knowledge of Seller, is under investigation with respect to or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment of any governmental or regulatory body or authority, except for violations which in the aggregate, do not have a Seller Material Adverse Effect. Seller and its subsidiaries have all material permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct the OEM Business as presently conducted.

     2.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Seller 1995 Reports, the Seller 1995 Financial Statements or Section 2.11 of Seller's Disclosure Schedule, Seller and FujiCone are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the respective charters or by-laws of Seller or FujiCone or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Seller or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (ii) of this Section 2.11 would have, in the aggregate, a Seller Material Adverse Effect.

     2.12 TAXES.

          (a) Seller and its subsidiaries have duly filed with the appropriate federal, state, local, and foreign taxing authorities all tax returns required to be filed by them on or prior to the Closing Date as related to the OEM Business and the Purchased Assets and such tax returns are true and complete in all material respects, and duly paid in full or made adequate provision for the payment of all taxes for all periods ending at or prior to the Closing Date.
The liabilities and reserves for taxes as related to the OEM Business and the Purchased Assets reflected in the Seller balance sheets as of February 28, 1995, contained in the Seller 10-K, are adequate to cover all taxes for any period ending on or prior to February 28, 1995 and as of October 31, 1995, are adequate to cover all taxes for any period ending on or prior to October 31, 1995.
Except as set forth in Section 2.12 of Seller's Disclosure Schedule, (i) there are no material liens for taxes upon any property or asset of Seller or any subsidiary thereof as related to the OEM Business and the Purchased Assets, except for liens for taxes not yet due and any such liens for taxes shown on such Section 2.12 of Seller's Disclosure Statement are being contested in good faith through appropriate proceedings; (ii) Seller has not made any change in accounting method, received a ruling from any taxing authority or signed an agreement with any taxing authority which will materially and adversely affect the OEM Business in future periods; (iii) during the past 10 years neither Seller nor any of its subsidiaries has received any notice of deficiency, proposed deficiency or assessment from any governmental taxing authority with respect to taxes of Seller or any of its subsidiaries related to Seller's OEM Business and, any such deficiency or assessment shown on such Section 2.12 of Seller's Disclosure Schedule has been paid or is being contested in good faith through appropriate proceedings; (iv) the federal income tax returns for Seller and its subsidiaries are not currently the subject of any audit by the Internal Revenue Service (the "IRS"), and such federal income tax returns have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal taxes for such periods have expired) for all periods through and including February 28, 1990, and no material deficiencies were asserted as a result of such examinations which were related to the OEM business which have not been resolved and fully paid and similar adjustments cannot reasonably be expected to be made for subsequent periods; (v) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes or deficiencies against Seller or any of its subsidiaries, and no power of attorney granted by either Seller or any of its subsidiaries with respect to any taxes is currently in force; and (vi) neither Seller nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes which are related to or in any way connected to the OEM Business. Neither Seller nor any of its subsidiaries has, with regard to any assets or property held related to the OEM Business, acquired or to be acquired by any of them, which assets or properties are related to the OEM Business, filed a consent, to the application of Section 341(f) of the Code. Seller and its subsidiaries, in accordance with Section 482 of the Code, properly conducted intercompany pricing studies related to the OEM Business for the tax year ended February
28, 1995, and is conducting such study in a timely manner with respect to the tax year ending February 28, 1996.

          (b) The term "tax" shall include any tax, assessment, levy, impost, duty, or withholding of any nature now or hereafter imposed by a governmental authority and any interest, additional tax, deficiency, penalty, charge or other addition thereon, including without limitation any income, gross receipts, profits, franchise, sales, use, property (real and personal), transfer, payroll, unemployment, social security, occupancy and excise tax and customs duty. The term "return" shall include any return, declaration, report, estimate, information return and statement required to be filed with or supplied to any taxing authority in connection with any taxes.

     2.13 CUSTOMS.  Except as set forth in the Seller 1995 Reports or in
Section 2.13 of Seller's Disclosure Schedule, Seller and its subsidiaries have at all times been in compliance with all requirements administered and enforced by the U.S. Customs Service related to the OEM Business, including, but not limited to the classification, valuation, and marking of articles imported into the United States in a way so as not to give rise to a Seller Material Adverse Effect.

     2.14 EMPLOYEE BENEFIT PLANS; ERISA.

          (a) Section 2.14 of Seller's Disclosure Schedule lists all material employee benefit plans, employment contracts or other arrangements for the provision of benefits for employees or former employees of Seller and its subsidiaries related to the OEM Business, and, except as set forth in
Section 2.14(a) of Seller's Disclosure Schedule, neither Seller nor its subsidiaries have any commitment to create any additional plan, contract or arrangement related to the OEM Business or to amend any such plan, contract or arrangement related to the OEM Business so as to increase benefits thereunder, except as required under existing collective bargaining agreements.
Section 2.14(a) of Seller's Disclosure Schedule identifies all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering current or former employees of Seller and its subsidiaries (the "Seller Plans"), other than Seller Plans which are described in Seller 1995 Reports or the Proxy Statement for the 1995 Annual Meeting of Stockholders of Seller. A true and correct copy of each of the employee benefit plans, employment contracts and other arrangements for the provision of benefits for employees and former employees of Seller and its subsidiaries related to the OEM Business described in the Seller SEC Reports, the Seller Plans listed on Section 2.14(a) of Seller's Disclosure Schedule, except for any multiemployer plans, and all contracts relating thereto, or to the funding thereof including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements), each as will be in effect on the Closing Date, has been provided to Purchaser. In the case of any employee benefit plan, employment contract or other benefit arrangement related to the OEM Business which is not in written form, an accurate description of such plan, contract or arrangement as will be in effect on the Closing Date, has been provided to Purchaser. A true and correct copy of the most recent annual report, actuarial report, summary plan description, and Internal Revenue Service determination letter with respect to each such Seller plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded plan, Seller Plan, or benefit arrangement has been provided to Purchaser by Seller, and there have been no material changes in the financial condition in the respective plans, Seller Plans or benefit arrangements from that stated in such annual report and actuarial reports.

          (b) Except as disclosed in the Seller 1995 Reports or as set forth in Section 2.14(b) of Seller's Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Seller Plans which, assuming that the taxable period of such transaction expired as of the date hereof, could subject Seller or its subsidiaries to a material tax or penalty under Section 502(i) of ERISA or Section 4975 of the Code; (ii) no liability (except for premiums due) has been or is expected to be incurred by Seller or any of its subsidiaries under Title IV of ERISA with respect to any of the Seller Plans or with respect to any ongoing, frozen or terminated "single employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any of them, or by any entity which is considered a single employer with Seller under Section 4001 of ERISA or Section 414 of the Code (a "Seller ERISA Affiliate"); (iii) all amounts which Seller or its subsidiaries are required to pay as contributions to the Seller Plans have been timely made or have been reflected in the Seller Financial Statements;
(iv) none of the Seller Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions used in the Plan's most recent actuarial valuation) under each of the Seller Plans which is subject to Title IV of ERISA did not exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount disclosed in the Seller 10-K as of February 28, 1995; (vi) each of the Seller Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, the reporting and disclosure requirements of Part 1 of Subtitle I of ERISA and the group health plan continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA; (vii) each of the Seller Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and Seller is not aware of any circumstances likely to result in revocation of any such determination;
(viii) there are no material pending, threatened or anticipated claims involving any of the Seller Plans other than claims for benefits in the ordinary course; (ix) no notice of a "reportable event" within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has been required to be filed for any of the Seller Plans; (x) neither Seller nor any of its subsidiaries is a party to, or participates or has any liability or contingent liability with respect to, any multiemployer plan (regardless of whether based on contributions of a Jensen ERISA affiliate); and (xi) neither Seller nor its subsidiaries has any liability or contingent liability for retiree life and health benefits under any of the Seller Plans other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except as set forth on Section 2.14(b) of Seller's Disclosure Schedule; and each of (i) through (xii) being qualified to the extent such matters relate to or are a party of the OEM Business.

          (c) Except as set forth in Section 2.14(c) of Seller's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate benefits or any payments under any Seller employee agreement, plan or arrangement related to the OEM Business.

     2.15 MATERIAL DEFAULTS. Except as set forth on Section 2.15 of Seller's Disclosure Schedule, neither Seller nor its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which Seller or any of its subsidiaries is a party which is related to the OEM Business or by which Seller or any of its subsidiaries or the assets, business, or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Seller Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both could constitute such a default.

     2.16 LABOR MATTERS. Except as set forth on Section 2.16 of Seller's Disclosure Schedule, there are no material controversies pending or, to the knowledge of Seller, threatened between Seller or its subsidiaries and any representatives of its employees, and, to the knowledge of Seller, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Seller or its subsidiaries related to the OEM Business. With regard to the OEM Business, Seller and its subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and no person has, to the knowledge of Seller, asserted that Seller or its subsidiaries are liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     2.17 ENVIRONMENTAL MATTERS.

          (a) Except as set forth in the Seller 1995 Reports or in Section 2.17 to Seller's Disclosure Schedule, Seller and its subsidiaries have complied in all respects with all Environmental Laws (as defined below in this Section) in connection with the OEM Business or the Purchased Assets. Seller has obtained and will maintain through the Closing Date all permits, licenses, certificates and other authorizations which are required with respect to the OEM Business under any Environmental Laws and all such permits, licenses, certificates and other authorizations are listed on Section 2.17 to Seller's Disclosure Schedule.

          (b) Except as set forth in the Seller 1995 Reports or in Section 2.17 to Seller's Disclosure Schedule, Seller and its subsidiaries are in compliance in all respects with all permits, licenses and authorizations required by any Environmental Laws for the OEM Business, and are also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Seller thereunder and related to the OEM Business. All products manufactured and services provided by Seller or its subsidiaries related to the OEM Business prior to the date hereof are in compliance with all Environmental Laws applicable thereto. Seller has hereto delivered to Purchaser true and complete copies of all environmental studies made in the last ten years relating to the OEM Business and the Purchased Assets.

          (c) Except as set forth in the Seller 1995 Reports or Section 2.17 to Seller's Disclosure Schedule, there is no pending or, to Seller's knowledge, threatened civil, criminal or administrative Action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to the OEM Business or the Purchased Assets, the products the OEM Business has manufactured or the services it has provided relating in any way to any Environmental Laws or any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Seller or its subsidiaries related to the OEM Business.

          (d) Except as set forth in the Seller 1995 Reports or in Section 2.17 to Seller's Disclosure Schedule, there are no past or present (or, to the knowledge of Seller, anticipated) events, conditions, circumstances, activities, practices, incidents, Actions or plans which may interfere with or prevent compliance or continued compliance by Seller with any Environmental Laws or with any regulation or code promulgated or approved under any Environmental Law, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Seller or its subsidiaries thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by Seller or its subsidiaries of any pollutant, contaminant, chemical, industrial, toxic or hazardous substance or waste; all as related to the OEM Business.

          (e) Except as set forth in Section 4.17 to the Jensen Disclosure Schedule and except in accordance with a valid governmental permit, license, certificate or approval listed in Section 2.17 to Seller's Disclosure Schedule, there has been no emission, spill, release or discharge by Seller or its subsidiaries, from any of its assets, from any site at which any of such assets are or were located or at any other location or disposal site, into or upon
(i) the air, (ii) soils or improvements, (iii) surface water or ground water, or
(iv) the sewer, septic system or waste treatment, storage or disposal system servicing such asset is any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of such assets

(any of which events is hereinafter referred to as "Hazardous Discharge"), all as related to the OEM Business.

          (f) Prior to the Closing Date, there shall not occur any Hazardous Discharge which occurs or is related to the OEM Business (except in accordance with a valid governmental permit, license, certificate or approval listed in
Section 2.17 to Seller's Disclosure Schedule).

          (g) The term "Environmental Laws" means all federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated under the Environmental Laws, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, (including, without limitation, air, surface water, ground, water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes. As used in this Agreement, the term "hazardous substances or wastes" includes, without limitation, (i) all substances which are designated pursuant to
Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C Section 1251 et SEQ.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 ET SEQ.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 ET SEQ.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C.
Section 7401 ET SEQ.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; and (vii) waste oil.

          (h) Notwithstanding anything in the foregoing to the contrary, the representations and warranties contained in this Section 4.17 shall be deemed to be true and correct unless the aggregate exposure to Purchaser of undisclosed and disclosed liabilities which have either arisen or which may arise under Environmental Laws exceeds in the aggregate $1 million.

     2.18 CERTAIN BUSINESS PRACTICES. As of the date of this Agreement, except for such action which would not have a Seller Material Adverse Effect, neither Seller nor any of its subsidiaries, nor any directors, officers, agents, or employees of Seller or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activities, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any unlawful payment.

     2.19 [INTENTIONALLY OMITTED.]

     2.20 TRADEMARKS, ETC.. Section 2.20 of Seller's Disclosure Schedule sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks, and registered copyrights and applications therefor owned, used, or filed by or licensed to Seller and its subsidiaries ("Intellectual Property Rights") and, with respect to registered trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Section 2.20 of Seller's Disclosure Schedule, the Intellectual Property Rights which are trademark or copyright registrations and issued patents are valid and in good standing and, along with applications therefor, are not involved in any interferences, oppositions, or cancellation proceedings, and are owned by Seller, free and clear of all liens, encumbrances, equities, or claims. Seller or its subsidiaries owns or has the right to use, without payment to any other party, the patents, trademarks, trade names, service marks, copyrights, and applications therefor referred to in such Schedule or otherwise used by Seller or its subsidiaries, and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. Except as set forth in Section 2.20 to Seller's Disclosure Schedule, Seller is not a licensor or licensee in respect of any Intellectual Property Rights, nor has it granted any rights thereto or interest therein to any person or entity. Except as set forth in Section 2.20 to Seller's Disclosure Schedule, no claims are pending or threatened by any person with respect to the ownership, validity, enforceability, or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims reasonably could be expected to have a Seller Material Adverse Effect. Seller shall make all required filings to ensure the continued validity and enforceability of its Intellectual Property Rights up to the Closing Date.

     2.21 SELLER STOCKHOLDERS' APPROVAL. Seller will take all necessary action so that stockholder approval of this Agreement and the transactions contemplated hereby (the "Seller Stockholders' Approval"), will require only the affirmative vote of the holders of (i) a majority of the outstanding shares of Seller Common Stock, and (ii) a majority of the outstanding shares of Seller Common Stock which are voted at the Seller stockholders' meeting other than shares held of record or beneficially by Robert G. Shaw.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller, as follows:

     3.1 CORPORATE ORGANIZATION. ETC. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and will be qualified to do business in Illinois on the Closing Date.

     3.2 CAPITALIZATION. As of the date of this Agreement, Purchaser has authorized capital stock consisting of 1,000 shares of common stock, no par value per share.

     3.3 AUTHORIZATION, ETC. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Purchaser has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

     3.4 NO VIOLATION. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, Law, or any agreement or instrument, or any license, franchise or permit which would be breached or violated by its execution, delivery or performance of this Agreement. Purchaser will comply with all Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     3.5 GOVERNMENTAL AUTHORITIES. Purchaser is not required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Purchaser's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE IV

                               COVENANTS OF SELLER

     Except as otherwise consented to or approved by Purchaser in writing, Seller covenants and agrees as follows:

     4.1 REGULAR COURSE OF BUSINESS. Seller will operate the OEM Business in the ordinary course, diligently and in good faith, consistent with past management practices; will maintain all of the OEM Business properties in customary repair, order and condition, reasonable wear and tear excepted; will maintain (except for expiration due to lapse of time) all leases and contracts described herein and related to the OEM Business in effect without change except as expressly provided herein; will comply with the provisions of all Laws applicable to the conduct of the OEM Business; will not engage in any significant or unusual transaction related to the OEM Business; will not cancel, release, waive or compromise any debt, claim or right in its favor having a value in excess of $5,000 other than in connection with returns for credit or replacement in the ordinary course of the OEM Business; will not convert its assets into cash except in the ordinary course of business consistent with prior practices; and will maintain insurance coverage up to the Closing Date in amounts adequate to protect and insure Seller against perils which good business practice demands be insured against or which are normally insured against by other industry members similarly situated.

     4.2 AMENDMENTS. Except as required for the transactions contemplated in this Agreement and in that certain Third Amended and Restated Agreement and Plan of Merger dated as of this date by and among Recoton Corporation, RC Acquisition Sub, Inc. and Seller (the "Merger Agreement"), no change or amendment shall be made in or to FujiCone's articles or certificate of incorporation or bylaws. Seller will not merge FujiCone into or consolidate FujiCone with any other corporation or person, or change the character of FujiCone's business.

     4.3 CAPITAL CHANGES. Seller will not issue or sell any shares of FujiCone's capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of FujiCone's capital stock of any class.

     4.4 BONUSES. Except as set forth in Exhibit 4.4, Seller will not pay, set aside, accrue, agree to or become liable in any manner for any bonus, of any nature or type, to any employee or officer of the OEM Business.

     4.5 CAPITAL AND OTHER EXPENDITURES. Seller will not make any capital expenditures related to the OEM Business, or commitments with respect thereto, in excess of $10,000, except as set forth in Exhibit 4.5. Except as set forth on
Exhibit 4.5, Seller will not pay any debt or obligation of the OEM Business (except for prepaying trade accounts payable in the normal course of business to take advantage of cash discounts) or make any other payments or distributions.

     4.6 BORROWING. Except as disclosed on Exhibit 4.6, Seller will not incur, assume or guarantee any indebtedness or capital leases in connection with the OEM Business. Seller will not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon the Purchased Assets other than in the ordinary course of business.

     4.7 OTHER COMMITMENTS. Except in the ordinary course of business consistent with past practices, Seller will not enter into any material transaction related to the OEM Business, make any material commitment related to the OEM Business or incur any material obligation related to the OEM Business.

     4.8  FULL ACCESS AND DISCLOSURE.

          (a) Seller shall afford to Purchaser and its lenders and their respective counsel, accountants and other authorized representatives access during business hours to Seller's plants, properties, books and records related to the OEM Business in order that Purchaser and its lenders may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of Seller, and Seller will cause its officers and employees to furnish such additional financial and operating data and other information related to the OEM Business as Purchaser and its lenders shall from time to time reasonably request.

          (b) From time to time prior to the Closing Date, Seller will promptly supplement or amend in writing information previously delivered to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed.

     4.9 CONSENTS. Seller will use all necessary means at its disposal to obtain on or prior to the Closing Date all consents necessary to the consummation of the transactions contemplated hereby.

     4.10 BREACH OF AGREEMENT. Seller will not take any action which, if taken prior to the Closing Date, would constitute a breach of this Agreement.

     4.11 FURTHER ASSURANCES. Seller and Seller's counsel will furnish Purchaser with such other and further documents, certificates, opinions, consents and information as Purchaser shall reasonably request to enable Purchaser to borrow funds from a bank or other lending entity or individual(s) to acquire the Purchased Assets and to evidence compliance with the terms and conditions of any credit agreement in existence or to be entered into between Purchaser and a bank and/or other lending entities or individuals.

     4.12 FULFILLMENT OF CONDITIONS. Seller will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     4.13 TITLE AND SURVEY. Seller shall furnish to Purchaser as soon as possible but in no event later than May 6, 1996, commitments from a title company or companies designated by Purchaser and reasonably satisfactory to Seller (the "Title Company"), to issue to Purchaser at Closing ALTA Form B Extended Coverage Owner's Title Policies reasonably acceptable to Purchaser in the amount of the appraised value of the real property to be conveyed by Seller to Purchaser pursuant hereto (the "Subject Real Property") naming the Purchaser as proposed insured. Seller shall procure all utility letters necessary for the Title Company to issue its extended coverage endorsement. Seller shall also cause to be delivered to Purchaser copies of all recorded documents listed in Schedule B of the title commitment. Seller shall cause the Title Company to issue an endorsement deleting all Schedule B general exceptions, a 3.1 zoning endorsement and any other endorsements desired or requested by Purchaser or Purchaser's lenders. Seller shall also furnish to Purchaser ALTA/ACSM surveys, prepared by a surveyor designated by Purchaser and dated subsequent to the date of this Agreement, certified in favor of the Purchaser, Purchaser's lenders and the Title Company depicting each parcel comprising the Subject Real Property, manholes, structures and utility lines in, over, under or upon each parcel comprising the Subject Real Property, the locations of all easements upon each parcel comprising the Subject Real Property or appurtenant thereto (identified by the recorder's document number) and showing that there are no encroachments from or upon adjoining property or upon any easements located on each parcel comprising the Subject Real Property, and containing such certifications as may be required by the Title Company to issue its extended coverage endorsements.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

     Purchaser hereby covenants and agrees with Seller that:

     5.1 CONFIDENTIALITY. Purchaser will hold in strict confidence and not disclose to any other party (other than its counsel and other advisors), without Seller's prior consent, all information received by Purchaser from Seller, and any of Seller's officers, directors, employees, agents, counsel or auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

     5.2 BOOKS AND RECORDS. Purchaser shall preserve and keep Seller's books and records delivered hereunder for a period of not less than three (3) years from the date hereof and shall, during such period, make such books and records available to officers and directors of Seller for any reasonable purpose.

     5.3 FULFILLMENT OF CONDITIONS. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.


                                   ARTICLE VI

                                OTHER AGREEMENTS

     Purchaser and Seller covenant and agree that:

     6.1 AGREEMENT TO COOPERATE/DEFEND. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.5 or
Section 8.4 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

     6.2 CONSULTANTS, BROKERS AND FINDERS. Except for Lehman Brothers, Seller's investment banking firm, whose fee arrangement has been disclosed to Purchaser prior to the date hereof, each of Seller and Purchaser represents and warrants to the other that each has not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify, defend and hold Seller and its respective officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by Purchaser. Seller hereby agrees to indemnify, defend and hold Purchaser and its officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by Seller, including, without limitation, Lehman Brothers.

     6.3 ASSUMPTION AGREEMENT. At the Closing, Purchaser and Seller will enter into the Assumption Agreement, as contemplated by Section 9.2(e) hereof, in the form set forth in Exhibit 6.3.

     6.4 MANAGEMENT SERVICES AGREEMENT. At the Closing, Purchaser and Seller will enter into a Management Services Agreement in the form set forth in
Exhibit 6.4.

     6.5 SUPPLY AGREEMENT. At the Closing, Purchaser and Seller will enter into a Supply Agreement in the form set forth in Exhibit 6.5.

     6.6 SHARED FACILITIES AGREEMENT. At the Closing, Purchaser and Seller will enter into a Shared Facilities Agreement in the form set forth in
Exhibit 6.6.

     6.7 NONCOMPETITION AGREEMENT. At the Closing, Purchaser and Seller and FujiCone will enter into a Noncompetition Agreement in the form set forth in
Exhibit 6.7.

     6.8 LICENSE AGREEMENT. At the Closing, Purchaser and Seller will enter into a limited license agreement for use of Seller's trademarks in connection with the OEM Business in the form set forth in Exhibit 6.8.


                                   ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     Each and every obligation of Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Purchaser:

     7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by Seller herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; the Vice President of Seller shall have delivered to Purchaser a certificate, dated the Closing Date, in the form designated Exhibit 7.1 hereto, certifying to such matters and the other conditions contained in this Article VII.

     7.2 CONSENTS AND APPROVALS. All consents from and filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause a materially adverse effect on Seller's financial condition or business shall have been obtained and delivered to Purchaser.

     7.3 OPINION OF COUNSEL TO SELLER. Purchaser shall have received an opinion of counsel to Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.3.

     7.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since the date of this Agreement in the business, prospects, financial condition, earnings or operations of Seller's OEM Business.

     7.5 NO PROCEEDING OR LITIGATION. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against Seller or Purchaser or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     7.6 FINANCING. Purchaser shall have obtained, on terms satisfactory to it, such financing as it deems necessary to enable it to consummate the transactions contemplated hereby. It is expressly understood that all proposed financing will be conditioned on completion of any environmental, business and financial due diligence of Purchaser's proposed lender(s) and Seller's ability to obtain any and all necessary consents to the proposed transactions in any contracts or other agreements requiring such consents, provided, however, that Purchaser shall have undertaken reasonable good faith efforts to obtain such financing.

     7.7 CONSUMMATION OF MERGER WITH RECOTON. The transactions contemplated in the Merger Agreement shall be consummated as a post closing condition. In the event the transactions contemplated by the Merger Agreement do not occur within one (1) business day of the Closing of the transaction contemplated by this Agreement, this transaction shall automatically be unwound and the Purchase Price shall be immediately returned to Purchaser.

     7.8  [INTENTIONALLY OMITTED.]

     7.9 ENVIRONMENTAL DUE DILIGENCE REVIEW. Prior to April 2, 1996 (which date may be extended if Purchaser is still conducting its study and testing), Purchaser may perform or have performed such environmental site inspections and reasonable testing relating to the real properties owned or operated by Seller and FujiCone in which the OEM Business is operated as Purchaser may deem appropriate. If based upon the written reports of independent environmental consultants, Purchaser determines in its sole and reasonable discretion that the results of the inspections or tests performed indicate that any of such property or a number of such properties is, or that there is a material risk that such property(ies) may be, contaminated in a way as to give rise to possible liability, contingent or otherwise, under the Environmental

Laws in an aggregate amount of $1 million or greater, Purchaser may terminate this Agreement by written notice to Seller. The parties acknowledge that Recoton has engaged certain environmental consultants to perform certain tests and inspections on the real properties described above as to which Purchaser shall have full access and Purchaser shall be entitled to rely upon such reports prepared or generated by such consultants as the written reports of independent environmental consultants referred to above. In consideration for access to such Recoton-retained consultants and resulting reports, Purchaser shall make available to Recoton its consultants, if any, and any resulting reports.

     7.10 SHAW EMPLOYMENT AGREEMENT. At the Closing, the employment agreement with Robert G. Shaw in the form set forth in Exhibit 7.10 shall be effective.

     7.11 TRANSFER/ASSIGNMENT OF LICENSES. Purchaser shall have received and entered in a satisfactory license agreement or sublicense agreement regarding the Goodman Speaker Licenses referenced in Exhibit 1.2.8.

     7.12 OTHER DOCUMENTS. Seller will furnish Purchaser with such other and further documents and certificates of Seller's officers and others as Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

     7.13 OTHER AGREEMENTS. The agreements described in Article VI shall have been entered into and delivered.

     7.14 GOVERNMENTAL APPROVALS, ETC. Purchaser, its legal counsel, consultants and others appointed by Purchaser shall have received satisfactory evidence that all governmental, regulatory and third-party approvals required to complete the acquisition of the Purchased Assets have been obtained.

     7.15 MSP LETTERS. At the Closing, Recoton Corporation shall have delivered a letter to each of the persons described as "MSPs" in the Management Services Agreement between Seller and Purchaser ("MSA") stating that the services being performed under the MSA by such MSP does not violate such MSP's Transitional Employment Agreement.

     7.16 ACCOUNTS RECEIVABLE SALE. If the parties designate a purchaser of the accounts receivable pursuant to Section 1.8 hereof, such sale shall have been consummated.


                                  ARTICLE VIII

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

     Each and every obligation of Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Seller:

     8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by Purchaser herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Purchaser shall have performed and complied with in all material respects all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; Purchaser shall have delivered to Seller a certificate of its President, dated the Closing Date, certifying to the fulfillment of the conditions set forth herein, in the form designated as Exhibit 8.1 and the other conditions contained in this Article VIII.

     8.2 STOCKHOLDER APPROVAL. The Agreement and the transaction contemplated hereby shall have been approved and adopted by the vote of the stockholders of Seller in accordance with Section 2.21.

     8.3 FAIRNESS OPINION. Seller shall have received from Lehman Brothers an opinion letter stating that the transaction contemplated by this Agreement is "fair from a financial point of view" to Seller.

     8.4 NO PROCEEDING OR LITIGATION. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, or threatened, against Seller, Purchaser or any of their respective principals, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages, in connection with any of such transactions.

     8.5 OPINION OF COUNSEL. Seller shall have received an opinion of counsel to Purchaser dated the Closing Date substantially in the form of Exhibit 8.5.

     8.6  [INTENTIONALLY OMITTED.]

     8.7  PAYMENT.  The payment described in Section 1.3 shall have been made.

     8.8 OTHER DOCUMENTS. Purchaser will furnish Seller with such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

     8.9 OTHER AGREEMENTS. The agreements described in Article VI shall have been entered into and delivered.

     8.10 CONSUMMATION OF MERGER WITH RECOTON. The transactions contemplated in the Merger Agreement shall be consummated as contemplated on Section 7.7.

     8.11 CONSENTS AND APPROVALS. All consents from and filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause a materially adverse effect on Seller's financial condition or business shall have been obtained and delivered to Seller.

     8.12 GOVERNMENTAL APPROVALS, ETC. Seller, its legal counsel, consultants and others appointed by Seller shall have received satisfactory evidence that all governmental, regulatory and third-party approvals required to complete the acquisition of the Purchased Assets have been obtained.


                                   ARTICLE IX

                                     CLOSING

     9.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing (the "Closing") shall be held at the location of the closing of the Merger, immediately prior to such closing.

     9.2  DELIVERIES AT CLOSING.

          (a) At the Closing, Seller and/or FujiCone, as applicable, shall transfer and assign to Purchaser all of the Purchased Assets, and the other agreements, certifications and other documents required to be executed and delivered hereunder at the Closing shall be duly and validly executed and delivered by the parties thereto. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right at any time prior to Closing to direct Seller and/or FujiCone, as applicable, to convey title to all or any portion of the Subject Real Property to a corporation, limited partnership, or limited liability company which is under common control with Purchaser. In the event of such direction, the recipient of the Subject Real Property shall become a party to the Noncompetition Agreement described in
Exhibit 6.7.

          (b) At and after the Closing, Seller and/or FujiCone, as applicable, shall have the right to review and obtain copies of any financial records of Seller and/or FujiCone, as applicable, in the possession of Purchaser, necessary for the preparation of Seller's and/or FujiCone's, as applicable, tax returns, and Purchaser agrees to retain such records until the statute of limitations pertaining to the final tax returns filed by Seller and/or FujiCone, as applicable, expires, and Purchaser shall have the right to review and obtain copies of the minute book, stock book and stock register of Seller and/or FujiCone, as applicable.

          (c) At the Closing, Seller and/or FujiCone shall deliver to Purchaser, in form reasonably satisfactory to counsel for Purchaser, such bills of sale, assignments, deeds or other conveyances and all third party consents as may be appropriate or necessary to effect the transfer to Purchaser of the property and rights as contemplated herein.

          (d) From time to time after the Closing, at Purchaser's request and without further consideration from Purchaser, Seller and/or FujiCone shall execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser reasonably may require to convey, transfer to and vest in Purchaser and to put Purchaser in possession of any assets or property to be sold, conveyed, transferred and delivered hereunder.

          (e) The assumption of liabilities and obligations hereunder shall be by assumption agreement (as set forth in Exhibit 6.3). Purchaser and its successors and assigns will forever defend, indemnify and hold Seller and/or FujiCone harmless from any and all liabilities and obligations of Seller and/or FujiCone which have been assumed by Purchaser at the Closing, or which shall arise from any acts or omissions of Purchaser after the Closing. Purchaser agrees at Seller's and/or FujiCone's request from time to time (but no earlier than ninety (90) days after the Closing) to supply to Seller and/or FujiCone proof of or a certificate by its Chief Financial Officer of the payment and satisfaction by Purchaser of liabilities and obligations of Seller and/or FujiCone due to date and assumed by Purchaser.

     9.3 LEGAL ACTIONS. If, prior to the Closing Date, any action or proceeding shall have been instituted by any third party before any court or governmental agency to restrain or prohibit this Agreement or the consummation of the transactions contemplated herein, the Closing shall be adjourned at the option of any party hereto for a period of up to one hundred twenty (120) days. If, at the end of such 120-day period, the action or proceeding shall not have been favorably resolved, any party hereto may, by written notice thereof to the other party or parties, terminate its obligation hereunder.

     9.4 SPECIFIC PERFORMANCE. The parties agree that if any party hereto is obligated to, but nevertheless does not, consummate this transaction, then any other party, in addition to all other rights or remedies, shall be entitled to the remedy of specific performance mandating that the other party or parties consummate this transaction. In an action for specific performance by any party against any other party, the other party shall not plead adequacy of damages at law.

     9.5 BULK SALES AND BULK TRANSFER LAWS. Subject to the indemnification provisions set forth in this Agreement, Seller and Purchaser hereby waive all filings required and/or permitted under the Illinois bulk sales statutes (Section 9-902(d) of the Illinois Income Tax Act (35 ILCS 210/2(d), Section 5j of the Illinois Retailers' Occupation Tax Act (35 ILCS 120/5j) and Section 2600 of the Illinois Unemployment Compensation Act (820 ILCS 405/2600)).

     9.6 NAME CHANGE. Upon the Closing, Seller shall change its name to another name different from its present name and do such other things as shall be necessary or desirable to permit Purchaser to assume and use the corporate name "International Jensen Incorporated" and the trade name "IJI" for corporate identification purposes, including, without limitation, the filing of a charter amendment with the Delaware Secretary of State and appropriate amendatory documentation with the Secretaries of State of each State were Seller is qualified to do business as a foreign corporation as of the Closing. Upon the Closing, FujiCone shall change its name to another name different from its present name and do such other things as shall be necessary or desirable to permit Purchaser to assume and use the FujiCone name, including, without limitation, (i) the filing of a charter amendment with the Delaware Secretary of State and appropriate amendatory documentation with the Secretary of State of each state where FujiCone is qualified to do business as a foreign corporation as of the Closing, and (ii) the filing with the U.S. Patent and Trademark Office and any state trademark office appropriate transfers of any trademark, trade name or service mark registrations relating or pertaining to the FujiCone name, to the extent requested by and prepared by Purchaser.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

     10.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time (notwithstanding approval by the Board of Directors of Purchaser):

          (a)  by mutual consent of Purchaser and Seller;

          (b) by either Seller or Purchaser if (i) such party is not in breach hereunder and the other party is in breach hereunder, and (ii) this Agreement is not consummated on or before the Closing Date, including extensions; or

          (c) by either Seller or Purchaser if (i) such party is not in breach hereunder and (ii) this Agreement is not consummated because one or more of the conditions contained in Article VII or Article VIII, whichever is appropriate, was not satisfied and the other party did not waive such condition.

     10.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) each party will upon request redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement; and

          (c) each party shall bear its own expenses; provided, however, that if this Agreement is terminated as provided herein and Purchaser is not in breach hereunder and the Merger has not occurred, all expenses incurred by Purchaser and/or Robert G. Shaw in furtherance of this Agreement (including, without limitation, reasonable attorneys' fees and costs) shall be promptly reimbursed by Seller upon submission of invoices, statements or other expense documentation by Purchaser and/or Robert G. Shaw.

                                   ARTICLE XI

                                 INDEMNIFICATION

     11.1 INDEMNIFICATION BY SELLER. Seller shall indemnify Purchaser and its shareholders, officers and directors against, and save and hold them harmless from, any and all liability, loss, cost, expense or damage (including reasonable attorneys' fees) ("Damages") incurred or sustained by Purchaser or any of its shareholders, officers or directors as a result of, by reason of, or arising from: (a) the failure of Seller and/or FujiCone to perform promptly any covenant or agreement made by Seller and/or FujiCone in this Agreement to be performed in any period after the Closing Date; or (b) any liability of Purchaser arising out of or in any way related to the Excluded Liabilities.

     11.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Seller and its shareholders, officers and directors against, and save and hold them harmless from, any and all Damages incurred or sustained by Seller or any of its shareholders, officers or directors as a result of, by reason of, or arising from: (a) the failure of Purchaser to perform promptly any covenant or agreement made by Purchaser in this Agreement to be performed in any period after the Closing Date; or (b) any Assumed Liability.

     11.3 MECHANICS. Any notice of a claim by either party shall state the facts giving rise to such claim and the alleged basis for the claim and, if known by the party giving notice, the amount of liability asserted by reason thereof. If an indemnified Party ("Indemnitee") shall give notice of claim for indemnity to the other Party ("Indemnitor"), Indemnitor shall have the right, at its own expense, to be represented by counsel of its choosing, and to contest or defend any claim asserted by any third person (including any governmental agency or department) against Indemnitee which constitutes the basis of the notice of claim made by Indemnitee. If Indemnitor elects to make such contest or defense, it shall give written notice of such election within fifteen (15) days following receipt of the notice of claim from Indemnitee and indemnification shall be suspended until the final determination of the claim asserted by such third person against Indemnitee. Indemnitor shall have such access to records, files and personnel of Indemnitee as it may reasonably require in connection with contesting or defending any such claim, and Indemnitee shall reasonably cooperate in such defense. If Indemnitor does not elect to make such contest or defense, Indemnitee may, at Indemnitor's expense, contest or defend against, such claim in such manner as it may deem appropriate including, but not limited to, settling such claim on such terms as Indemnitee may deem appropriate, provided that no settlement shall be made without the written consent of Indemnitor which consent shall not be unreasonably withheld. Indemnitor shall reimburse Indemnitee for its costs (including reasonable attorneys' fees and any cost of settlement) and no action taken by Indemnitee in accordance with such defense and settlement shall relieve Indemnitor of its indemnification obligations herein provided.


                                ARTICLE XII

                            MISCELLANEOUS PROVISIONS

     12.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Seller and Purchaser with the prior written consent of Recoton Corporation.

     12.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Seller on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Purchaser or by Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 12.2.

     12.3 EXPENSES. In the event the Closing under this Agreement and the transactions contemplated in the Merger Agreement occur:

          (a) Seller shall pay the following expenses related to the transaction contemplated by this Agreement:

               (i) all legal (including all fees of Stroock & Stroock & Lavan and Vedder Price Kaufman & Kammholz), accounting and other expenses incurred by Seller and/or FujiCone or on its behalf in connection with this Agreement and the transactions contemplated herein.

               (ii) all investment banking fees payable in connection with the transactions contemplated herein, including without limitation, all fees of Lehman Brothers, Inc. and Furman Selz Incorporated, but excluding fees for any investment bankers retained by Purchaser.

               (iii) up to $43,000.00 for the cost of environmental site testing and evaluation as contemplated by Section 7.9 hereof plus the cost of any additional environmental site testing and evaluations commissioned solely by Seller; and

               (iv) up to $100,000.00 for the following: (A) sales, transfer, stamp, excise and other taxes (other than income taxes), foreign or domestic, federal or state, required to be paid in respect to or as a result of Seller's and/or FujiCone's conveyance, assignment or

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

transfer of the Purchased Asset to Purchaser; (B) costs of title policies and all related endorsements, surveys, recording charges and escrow charges as set forth in Section 4.13; (C) all costs of environmental site testing and evaluation, to the extent such costs exceed the amounts incurred pursuant to
Section 12.3(a)(iii) above, including, without limitation, reasonable attorneys' fees related to the procurement and evaluation of environmental reports incurred by Purchaser.

          (b)  Purchaser shall pay the following expenses:

               (i) all legal (including all fees of Wildman, Harrold, Allen & Dixon (other than those set forth in Section 12.3(a)(iv)(C) above)), accounting and other expenses incurred by or on its behalf in connection with this Agreement and the transactions contemplated herein;

               (ii) all fees and expenses incurred by Purchaser in connection with obtaining the financing described in Section 7.6 hereof; and

               (iii) to the extent the expenses listed in (a)(iv) above exceed $100,000.00, Purchaser shall be responsible for such excess.

     12.4 NOTICES. Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and
(i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as follows:

          (a)  If to Seller and/or FujiCone:

               International Jensen Incorporated
               25 Tri-State International Office Center
               Suite 400
               Lincolnshire, Illinois  60069
               Attention:  Mr. Marc T. Tanenberg
               Telecopier:  (847) 317-3855
               Telephone:  (847) 317-3700

          in each case with a copy to each of:

               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street
               Chicago, Illinois  60601-1003
               Attention:  John R. Obiala
               Telecopier:  (312) 609-5005
               Telephone:  (312) 609-7522

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

               Stroock & Stroock & Lavan
               Seven Hanover Square
               New York, New York  10004
               Attention:  Theodore S. Lynn
               Telecopier:  (212) 806-6006
               Telephone:  (212) 806-5400

          (b)  If to Purchaser to:

               IJI Acquisition Corp.
               25 Tri-State International Office Center
               Suite 400
               Lincolnshire, Illinois  60069
               Attention:  Mr. Robert G. Shaw
               Telecopier:  (847) 317-3774
               Telephone:  (847) 317-3777

          with a copy to:

               Wildman, Harrold, Allen & Dixon
               225 West Wacker Drive
               Chicago, Illinois 60606-1229
               Attention:  Richard B. Thies
               Telecopier: (312) 201-2555
               Telephone: (312) 201-2521

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

     12.5 DEFINITIONS. For the purpose of this Agreement, "Laws" shall include, without limitation, all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law. For the purpose of this Agreement, "generally accepted accounting principles" shall mean such principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the current period are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles. For purposes of this Agreement, "material" means one or more matters having in aggregate an economic consequence in excess of $25,000. References herein to "Seller" shall mean the Surviving Corporation (as defined in the Merger Agreement) after the Merger.

     12.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Seller without the prior written consent of Purchaser.

     12.7 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by the laws of the state of Illinois (regardless of the laws that might otherwise govern under applicable Illinois principles of conflicts of law of the state of Illinois) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.

     12.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.9 NEUTRAL INTERPRETATION. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

     12.10 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.11 ENTIRE AGREEMENT. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     12.12 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement shall survive the Closing, except for the agreements contained in this Section 12.12, Sections 1.4, 1.5, 5.1, 5.2, 6.1, 6.2, 10.2, Article XI and Section 12.3. This
Section 12.12 shall not limit any covenant or agreement of the parties which by its terms, contemplates performance after the Closing Date.

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

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.

                              PURCHASER:

                              IJI ACQUISITION CORP.

                               /s/ Robert G. Shaw
                              ---------------------------------
                              By:  Robert G. Shaw
                                   Its: President


                              SELLER:

                              INTERNATIONAL JENSEN INCORPORATED


                               /s/ Marc T. Tanenberg
                              ---------------------------------
                              By:  Marc T. Tanenberg
                                   Its: Vice President

                              FUJICONE, INC.


                               /s/ Marc T. Tanenberg
                              ---------------------------------
                              By:  Marc T. Tanenberg
                                   Its: Vice President


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